PACIFIC ASIA CHINA ENERGY INC.

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

MAY 31, 2007

Unaudited Interim Consolidated Financial Statements

Notice

In accordance with National Instrument 51-102 released by the Canadian Securities Administrators, the Company discloses that its auditors have not reviewed the unaudited interim consolidated financial statements for the period ended May 31, 2007.

PACIFIC ASIA CHINA ENERGY INC.

CONSOLIDATED BALANCE SHEETS

	May 31, 2007	February 28, 2007

ASSETS

Current
Cash and cash equivalents	$ 6,549,428	$ 2,801,193
Prepaid expense and other receivables	1,292,700	169,407

	7,842,128	2,970,600

Equipment (Note 2)	5,670,606	4,379,186
License (Note 3)	514,035	527,216
Resource property interests (Note 5)	8,631,715	8,263,955

	$ 22,658,484	$ 16,140,957

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current
Accounts payable and accrued liabilities (Note 6)	$ 153,578	$ 1,046,738

Shareholders' equity (deficiency)
Capital stock (Note 7)	26,065,078	18,083,744
Contributed Surplus (Note 7)	1,823,815	1,470,203
Deficit	(5,383,987)	(4,459,728)

	22,504,906	15,094,219

	$ 22,658,484	$ 16,140,957

Nature and continuance of operations (Note 1)

On behalf of the Board:

“Steven Khan”	Director	“Dev Randhawa”	Director

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ASIA CHINA ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

THREE MONTHS ENDED MAY 31

	2007	2006

Drilling revenue	$ 299,657	$ -
Cost of drilling services	(280,120)	-

Gross profit	19,537	-

General and administrative expenses	980,287	1,616,676

Loss before other items	(960,750)	(1,616,676)

OTHER ITEMS
Interest income	36,490	79,346

Net Loss	(924,260)	(1,537,330)

Deficit, beginning of period	(4,459,727)	(3,590,860)

Deficit, end of period	$ (5,383,987)	$ (5,128,190)

Basic and diluted loss per share	$ (0.01)	$ (0.02)

Weighted average number of shares outstanding – basic and diluted	82,306,369	67,453,971

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ASIA CHINA ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MAY 31

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$ (924,260)	$ (1,537,330)
Adjustments for items not affecting cash:
Stock-based compensation	187,234	1,172,924
Amortization	159,667	165

	(577,359)	(364,241)
Change in non-cash working capital items:
Prepaid expense and other receivables	(1,123,293)	(3,506)
Accounts payable and accrued liabilities	(876,320)	(318,543)

Net cash used in operating activities	(2,576,972)	(686,290)

CASH FLOWS FROM INVESTING ACTIVITIES
Equipment purchased	(1,437,906)	-
Resource property expenditures	(367,760)	(1,606,963)

Net cash used in investing activities	(1,805,666)	(1,606,963)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to related parties	(16,841)	-
Proceeds from issuance of capital stock, net of issue costs	8,147,714	615,174

Net cash provided by financing activities	8,130,873	615,174

Increase (decrease) in cash during the period	3,748,235	(1,678,079)

Cash and equivalents, beginning of period	2,801,193	10,992,210

Cash and equivalents, end of period	$ 6,549,428	$ 9,314,131

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2007

1.

NATURE AND CONTINUANCE OF OPERATIONS

Pacific Asia China Energy Inc. is an exploration stage company incorporated under the British Columbia Business Corporations Act. Significant inter-company balances and transactions are eliminated on consolidation The Company’s common shares are listed for trading on the TSX Venture Exchange (“TSX-V”) under the symbol PCE.

The consolidated financial statements contained herein include the accounts of the Company and its subsidiaries, China Canada Energy Inc. (CCE), AsiaCanada Energy Inc. (ACE), Art Gallery Live (inactive), Pace Drilling Ltd., and its 50% owned subsidiary Pace Mitchell Drilling Corp. (PMD) and its wholly owned subsidiary Mitchell Guizhou Drilling Co. Ltd (MGD).

China Canada Energy Inc (“CCE”) was incorporated on September 7, 2004 under the British Columbia Business Corporations Act.  CCE is involved with the exploration and development of coal bed methane in China.

On December 30, 2005 the Company completed a share exchange agreement with the shareholders of CCE whereby the Company acquired 100% of the issued and outstanding shares of CCE in exchange for the issuance of 10,000,000 common shares of the Company. This transaction resulted in the transfer of voting control of the Company to the former shareholders of CCE and constitutes a reverse take-over under the policies of the TSX-V. Accordingly, these consolidated financial statements  have been prepared on the basis that CCE was the acquirer for accounting purposes and are issued in the name of  PACE but are a continuation of the business of CCE.

The Company is in the process of exploring and developing its resource properties and has not yet determined whether these properties contain proven reserves that are economically recoverable.  The recoverability of the amounts shown for resource properties and related deferred exploration costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development and upon future profitable operations.

The interim period consolidated financial statements have been prepared by the Company in accordance with Canadian generally accepted accounting principles.  All financial summaries included are presented on a comparative and consistent basis showing the figures for the corresponding period in the preceding year.  The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual consolidated financial statements.  Certain information and footnote disclosure normally included in financial statements prepared in accordance with Canadian generally accepted accounting principles has been condensed or omitted.  These interim period statements should be read together with the audited consolidated financial statements and the accompanying notes included in the Company's latest annual filing.  In the opinion of the Company, its unaudited interim consolidated financial statements contain all adjustments necessary in order to present a fair statement of the results of the interim periods presented.

2.

EQUIPMENT

	May 31, 2007			February 28, 2007
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Office Equipment	$ 31,033	$ 4,618	$ 26,415	$ 5,906	$ 2,855	$ 3,051
Drilling Equipment	5,788,914	144,723	5,644,191	4,376,135	-	4,376,135

	$ 5,819,947	$ 149,341	$ 5,670,606	$ 4,382,041	$ 2,855	$ 4,379,186

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

PERIOD ENDED MAY 31, 2007

3.

INTANGIBLE ASSETS

	May 31, 2007			February 28, 2007

	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
License	$ 527,216	$ 13,181	$ 514,035	$ 527,216	$ -	$ 527,216

During the year ended February 2007, the Company issued 1,075,950 common shares to Mitchell Drilling International Pty Ltd. (MDI) in exchange for the China licensing rights to use the proprietary Dymaxion drilling system of MDI.  This licence is to be used in the operations of PMD over 10 years (Note 4).

4.

JOINT VENTURE AGREEMENT

In November 2006, the Company entered into a 50/50 joint venture agreement with MDI to construct, market and operate drilling rigs in China.  The Company agreed to loan PMD up to US$7,000,000 to fund the joint venture.  As at May 31, 2007, the Company had loaned US$6,292,034 to PMD.  In accordance with generally accepted accounting principles, intercompany loans between PACE and PMD are eliminated on consolidation. MDI agreed to license its proprietary drilling system to the Company and will provide management expertise to operate the drilling rig business which commenced operations in the first quarter of fiscal 2008.  Pursuant to the agreement, PMD will repay the Company the balance of its loans prior to the Company and MDI sharing equally in the profits of PMD.

Accordingly, pursuant to CICA AcG 15 the Company’s interest in PMD has been accounted for as a variable interest entity and the Company has recorded 100% of the assets, liabilities and operations of PMD since its formation.

5.

RESOURCE PROPERTY INTERESTS

Title to resource properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance of historical characteristics of many resource properties.  The Company has investigated beneficial ownership of its resource properties and, to the best of its knowledge, its beneficial ownership to its property is in good standing.

Pursuant to CCE’s production sharing contract with China United Coal Bed Methane Corporation (CUCBM), the Company can earn a 20% interest by drilling a minimum of five exploration wells totaling 2,500 meters, conduct pilot development work and expend a minimum of US$1,500,000 on exploration operations. The Company is responsible for 100% of the exploration costs and is required to complete the exploration program within two years. At the conclusion of the exploration period, the Company has the option to terminate the contract but will be required to pay, at that time, any unfulfilled balance of the minimum exploration work commitment.

Pursuant to a share purchase option agreement dated August 29, 2005, on March 20, 2006 the Company completed the acquisition of Asia Canada Energy Inc. (“ACE”) by issuing 18,000,000 common shares and 500,000 finder’s fee common shares valued at $2,867,500, to the shareholders of ACE, of which 5,000,000 shares were issued to a common director with the Company.  ACE has a profit sharing contract with CUCBM to explore for and develop coal bed methane resources in the province of Guizhou, China.  PACE can earn a 60 per cent interest by funding up to US $8 million for an exploration pilot program.  Under the agreement, the Company is committed to spending  US$8,000,000  on the Guizhou coal bed methane project over 4 years.

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

PERIOD ENDED MAY 31, 2007

5.

RESOURCE PROPERTY INTERESTS (cont’d…)

The Company has accounted for this acquisition using the purchase method of accounting. The excess of purchase consideration over the net book value of the net assets acquired will be recorded as resource property interest as follows:

Purchase price (18,500,000 Common Shares)		$ 2,867,500

Net Identifiable Assets:
Cash	$ 369,520
Resource property interests	644,109
Liabilities assumed	(1,027,219)
Net asset deficiency		(13,590)

Excess allocated to deferred exploration costs		$ 2,881,090

The following table summarizes deferred exploration costs, as of May 31, 2007:

	Huangshi Property	Guizhou Property	Total Property Expenditures

Resource Property Balance, February 28, 2006	$ 1,092,727	$ -	$ 1,092,727
ACE acquisition cost	-	3,525,199	3,525,199
Deferred exploration costs:
CUCBM fees	75,032	295,518	370,550
Geological expenditures	120,903	708,806	829,709
Supplies	46,840	238,455	285,295
Personnel fees	200,028	318,039	518,067
Travel	24,400	202,760	227,160
Drilling and sample testing	327,715	1,087,533	1,415,248

Resource Property Balance, February 28, 2007	$ 1,887,645	$ 6,376,310	$ 8,263,955
CUCBM fees	38,474	66,215	104,689
Geological expenditures	556	103,889	104,445
Supplies	-	14,323	14,323
Personnel fees	30,361	51,251	81,612
Travel	2,437	29,129	31,566
Drilling and sample testing	-	31,125	31,125

Resource Property Balance, May 31, 2007	$ 1,959,473	$ 6,672,242	$ 8,631,715

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

PERIOD ENDED MAY 31, 2007

6.

RELATED PARTY TRANSACTIONS

Included in accounts payable and accrued liabilities at May 31, 2007 is $11,993 (February 28, 2007 - $28,834) due to an officer, a director, or companies controlled by a director or an officer of the Company.

The Company entered into the following related party transactions during the period:

a)

paid or accrued consulting fees of $94,292 (2006 - $136,421) to officers and a company controlled by a director of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

7.

CAPITAL STOCK AND CONTRIBUTED SURPLUS

Capital stock as at May 31, 2007 is comprised of the following:

	Number of Shares	Amount	Contributed Surplus
Authorized Unlimited number of common shares, without par value
Issued

As at February 28, 2006	53,738,626	$ 13,824,136	$ 839,856

Exercise of warrants	1,282,125	775,913	-
Exercise of agents’ options	238,080	119,040	-
Shares issued for intellectual property (Note 5)	1,075,950	527,216
Share issuance costs	-	(30,063)	-
Shares issued for the acquisition of ACE (Note 8)	18,000,000	2,790,000	-
Stock-based compensation	-	-	630,347
Finders’ fee for acquisition of ACE (Note 8)	500,000	77,500	-

As at February 28, 2007	74,834,781	$ 18,083,742	$ 1,470,203

Agents’ warrants issued pursuant to private placement	-	(166,378)	166,378
Exercise of warrants	237,500	57,000	-
Shares issued pursuant to private placements	15,397,272	8,468,500	-
Share issuance costs	-	(377,786)	-
Stock-based compensation	-	-	187,234

As at May 31, 2007	90,469,553	$ 26,065,078	$ 1,823,815

Included in issued capital stock at February 28, 2006 are 28,000,000 common shares subject to an escrow agreement and will be released over a period of three years, subject to regulatory approval. May 31, 2007, 19,500,000 shares remained in escrow.

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

PERIOD ENDED MAY 31, 2007

7.

CAPITAL STOCK AND CONTRIBUTED SURPLUS (cont’d…)

Private placements

a)

On May 7, 2007, the Company completed a non-brokered private placement consisting of 15,397,272 units at $0.55 per unit for gross proceeds of $8,468,500. Each unit consists of one common share and one half share purchase warrant. Each full warrant entitles the holder to acquire one additional common share at $0.65 per share for a period of two years expiring April 5, 2009 and May 7, 2009.  In connection with the private placement, the Company granted 669,065 agents’ warrants valued at $166,378 and paid finder’s fees in the amount of $368,286 to agents and finders. Each agent’s warrant entitles the agent to purchase one share purchase warrant at $0.65 for a period of two years, expiring May 7, 2009.

Agents’ Options

As at February 28, 2007, 1,085,320 agent units are outstanding.  Each unit consists on the right to purchase 1 common share at $0.50 and one half warrant at $0.75.

Stock options and warrants

The Company has a stock option plan whereby, from time to time, at the discretion of the Board of Directors, stock options are granted to directors, officers, employees and certain consultants.  The exercise price of each option is based on the market price of the Company’s common stock at the date of grant less an applicable discount.  The options can be granted for a maximum term of five years with vesting provisions determined by the Board of Directors.

Stock option and share purchase warrant transactions are summarized as follows:

	Warrants			Stock Options
	Number	Weighted Average Exercise Price		Number	Weighted Average Exercise Price

Outstanding, February 28, 2006	19,186,000	$ 0.65		4,400,000	$ 0.61
Granted	119,040	0.75		1,100,000	1.49
Exercised	(1,282,125)	0.61		-	-
Expired/cancelled	-	-		(100,000)	0.50

Outstanding and currently exercisable, February 28, 2007	18,022,915	$ 0.65		5,400,000	$ 0.80
Granted	8,367,701	0.65		-	-
Exercised	(237,500)	0.24		-	-

Outstanding, May 31, 2007	26,153,116	$ 0.66	5	5,400,000	$ 0.80

Number currently exercisable	26,153,116	$ 0.66		3,641,666	$ 0.81

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

PERIOD ENDED MAY 31, 2007

7.

CAPITAL STOCK AND CONTRIBUTED SURPLUS (cont’d…)

Stock options and warrants (cont’d…)

As at May 31, 2007, incentive stock options and share purchase warrants were outstanding as follows:

	Number of Shares	Exercise Price	Expiry Date

Options	50,000	$ 2.38	March 10, 2008
	3,900,000	$ 0.50	December 30, 2010
	200,000	$ 1.50	January 25, 2009
	200,000	$ 2.00	February 15, 2011
	750,000	$ 1.50	April 12, 2011
	250,000	$ 1.50	May 3, 2011
	50,000	$ 0.50	January 25, 2012

Total	5,400,000

Warrants
Private placement #1	2,663,125	$ 0.24	December 30, 2007
Private placement #2	1,045,000	$ 0.50	December 30, 2007
Private placement #3	6,346,250	$ 0.75	December 30, 2007
Private placement #4	2,664,000	$ 0.75	December 30, 2007
Private placement #5	4,965,000	$ 0.75	February 28, 2008
Agents’ warrants	102,040	$ 0.75	February 28, 2008
Private placement	7,698,636	$ 0.65	April 5, 2009 / May 7, 2009
Agents’ warrants	669,065	$ 0.65	May 7, 2009

Total	26,153,116

Stock-based compensation

For the three months ended May 31, 2007, the Company granted Nil (2006 – 1,050,000) options to employees, consultants and directors.  Accordingly, using the Black-Scholes option pricing model, the stock options are recorded at fair value in the statement of operations.  Total stock-based compensation relating to the options recognized in the statement of operations was $187,234 (2006 - $1,172,924) as a result of options granted and vested from the prior year.  The fair value was recorded as contributed surplus on the balance sheet.

The following assumptions were used for the valuation of stock options and warrants:

May 31	2007	2006

Risk-free interest rate	-	4.1%
Expected life	-	3.5 years
Annualized volatility	-	100.00%
Dividend rate	-	0.00%